Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS STRONG REVENUE GROWTH

AND RECORD EARNINGS FOR SECOND QUARTER 2011

•	Revenue increased 9% compared with second quarter 2010.

•	Adjusted EBITDA increased 95%, excluding certain items.

•	Net income doubled to $52 million compared with second quarter 2010.

Parsippany, N.J., August 3, 2011 – Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its second quarter ended June 30, 2011. The Company reported revenue of $1.4 billion, an increase of 9% compared with 2010. Excluding certain items, Adjusted EBITDA increased 95% to $191 million and Adjusted EBITDA margin expanded by 600 basis points compared to the prior-year second quarter. Net income increased to $79 million and diluted earnings per share increased to $0.63, excluding certain items. Reported net income and diluted earnings per share, which include those items, were $52 million and $0.42, respectively.

“We reported strong revenue and earnings growth in the second quarter, with both corporate and leisure volumes benefiting from our ongoing investments in driving brand awareness. Fleet costs also decreased substantially as a result of the ongoing strength of the used car market,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “The strategic growth initiatives that we have implemented, including our increased emphasis on inbound-international and small-business rentals, are driving incremental revenue and enhancing the vehicle-rental experience we offer. In addition, our plans for integrating Avis Europe plc are progressing well, and we look forward to realizing significant value from re-uniting our brands globally under one corporate umbrella.”

Executive Summary

Revenue increased 9% in second quarter 2011 compared to second quarter 2010 primarily due to an 8% increase in rental day volume. Ancillary revenues, excluding gas and customer recoveries, grew 4% on a per-rental-day basis. Excluding certain items, second quarter Adjusted EBITDA increased 95% to $191 million, with Adjusted EBITDA margins improving by 600 basis points. The increase in margin was primarily due to a 30% decline in per-unit fleet costs, including gains on vehicle dispositions amid a particularly strong used-car market, lower vehicle financing costs and incremental savings from our productivity initiatives, partially offset by higher direct operating costs, including increased maintenance and damage expense, foreign-exchange effects and increased marketing costs.

Business Segment Discussion

The following discussion of second quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2011	2010	% change
Revenue	$1,055	$981	8%
Adjusted EBITDA	$144	$52	177%

Revenue increased 8% primarily due to an 8% increase in volume, partially offset by a 2% decline in pricing. Adjusted EBITDA increased 177% driven by a 39% decrease in per-unit fleet costs, 5% growth in ancillary revenues on a per-rental-day basis, and our productivity initiatives, partially offset by higher marketing costs. Adjusted EBITDA includes $2 million of restructuring costs in second quarter 2010.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2011	2010	% change
Revenue	$254	$212	20%
Adjusted EBITDA	$32	$32	0%

Revenue increased 20% primarily due to a 6% increase in rental days and a 13% increase in pricing. Excluding foreign-exchange effects, pricing was essentially unchanged, per-unit fleet costs declined 3%, and Adjusted EBITDA increased 3%.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2011	2010	% change
Revenue	$103	$100	3%
Adjusted EBITDA	$18	$16	13%

Truck rental revenue increased 3% primarily due to a 10% increase in rental days and a 5% decline in pricing. The growth in volume, and the decline in pricing, was a result of the substantial growth we achieved in commercial rentals, which have a longer length of rental but lower pricing. Adjusted EBITDA grew 13% primarily as a result of increased revenue and higher vehicle utilization, which increased 13% year-over-year.

Other Items

•

Acquisition of Avis Europe plc — The Company announced on June 14 that it had agreed to acquire Avis Europe plc, the independently-owned operator of the Avis and Budget brands in Europe, the Middle East, Africa and parts of Asia, for an aggregate equity

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purchase price of approximately $1.0 billion. The Company incurred $32 million of expenses in connection with the transaction in the second quarter, including $23 million of mark-to-market foreign-currency losses related to the purchase price. Avis Europe shareholders approved the transaction on August 1. The acquisition is scheduled to close in early October, subject to applicable court and regulatory approvals.

•

Other Transactions — The Company continues to monitor developments with respect to the potential acquisition of Dollar Thrifty Automotive Group, Inc. We incurred $9 million of expense related to this potential transaction in the second quarter, including $7 million of acquisition-related interest expense.

Outlook

The Company believes it is well positioned for the ongoing rebound in travel volume and that the strategic initiatives it has implemented have accelerated its revenue and profit growth.

•

The Company estimates its domestic vehicle depreciation costs will decline 18-20% on a per-unit basis in 2011 compared with 2010, including an estimated 8-10% decline in the second half, as vehicle residual values have been significantly stronger than initially expected.

•	The Company plans to keep its rental fleet in line with rental demand, which should result in year-over-year utilization remaining fairly steady during the second half of 2011.

•

The Company expects its initiatives to reduce costs and enhance productivity will provide $55-65 million of incremental savings in 2011 compared to 2010, bringing the annual savings from the Company’s actions since 2008 to $565-575 million.

•	The Company expects that its effective tax rate in 2011 will be approximately 38-40%, excluding certain items.

Avis Budget Group generally does not provide volume, pricing, revenue or income projections.

Investor Conference Call

Avis Budget Group will host a conference call to discuss second quarter results on August 4, 2011, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 12:00 p.m. (ET) on August 4 until 8:00 p.m. (ET) on August 18 at (402) 998-0863, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group is a leading vehicle rental operator in the United States, Canada, Australia, New Zealand and certain other regions through its Avis and Budget brands. The Company also licenses its vehicle rental brands in more than 100 countries, enabling Avis and Budget to serve commercial and leisure travelers throughout the world. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 21,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

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Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, our agreement to acquire Avis Europe and the financing thereof, and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, our ability to consummate the acquisition of Avis Europe and the ability and timing to obtain regulatory approvals and financing (and any conditions thereto), the Company’s ability to promptly and effectively integrate the businesses of Avis Europe and Avis Budget, any potential transaction with Dollar Thrifty Automotive Group, Inc., a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected costs for new vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, lower-than-anticipated airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings, litigation, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2010, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

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This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

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Tables Follow

5

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Income Statement Items
Net revenues	$1,412	$1,294	9%	$2,646	$2,446	8%
Income (loss) before income taxes	89	29	207%	100	(37)	*
Net income (loss)	52	26	100%	59	(12)	*
Earnings (loss) per share - Diluted	0.42	0.22	91%	0.49	(0.12)	*

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,412	$1,294	9%	$2,646	$2,446	8%
Income before income taxes	130	34	282%	150	9	*
Net income	79	29	172%	92	16	*
Earnings per share - Diluted	0.63	0.25	152%	0.74	0.16	*

	As of
	June 30, 2011	December 31, 2010
Balance Sheet Items
Cash and cash equivalents	$645	$911
Restricted cash (B)	406	10
Vehicles, net	8,185	6,422
Debt under vehicle programs	6,287	4,515
Corporate debt	2,498	2,502
Stockholders’ equity	532	410

Segment Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Net Revenues
Domestic Car Rental	$1,055	$981	8%	$1,984	$1,861	7%
International Car Rental	254	212	20%	484	413	17%
Truck Rental	103	100	3%	178	171	4%
Corporate and Other	—	1	*	—	1	*

Total Company	$1,412	$1,294	9%	$2,646	$2,446	8%

Adjusted EBITDA (C)
Domestic Car Rental	$144	$52	177%	$201	$68	196%
International Car Rental	32	32	0%	62	62	0%
Truck Rental	18	16	13%	18	11	64%
Corporate and Other	(3)	(5)	*	(7)	(9)	*

Total Company	$191	$95	101%	$274	$132	108%

Reconciliation of Adjusted EBITDA to Pretax Income (loss)
Total Company Adjusted EBITDA	$191	$95		$274	$132
Less: Non-vehicle related depreciation and amortization	21	23		44	46
Interest expense related to corporate debt, net
Interest expense	47	41		94	81
Early extinguishment of debt	—	—		—	40
Transaction-related costs	34	2		36	2

Income (loss) before income taxes	$89	$29	207%	$100	$(37)	*

*	Not meaningful.
(A)	During the three and six months ended June 30, 2011, we recorded certain items of $41 million and $50 million ($27 million and $33 million, net of tax), respectively, of expenses related to the announced agreement to acquire Avis Europe and the potential acquisition of Dollar Thrifty. For the three and six months ended June 30, 2011, $11 million and $13 million ($9 million and $10 million, net of tax), respectively, of these expenses are related to due diligence, financing and other expenses; $23 million ($14 million, net of tax) are losses on foreign-currency transactions related to the Avis Europe purchase price and $7 million and $14 million ($4 million and $9 million, net of tax), respectively, is related to interest expense.

During the three and six months ended June 30, 2010, we recorded certain items of $5 million and $46 million. For the three months ended June 30, 2010, these items consisted of (i) $2 million ($1 million, net of tax) in restructuring charges, (ii) $2 million ($1 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty and (iii) $1 million ($1 million, net of tax) of expense related to a charge recorded in 2009 for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002. For the six months ended June 30, 2010, these items consisted of (i) $40 million ($24 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $3 million ($2 million, net of tax) in restructuring charges, (iii) $2 million ($1 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty and (iv) $1 million ($1 million, net of tax) of expense related to a charge recorded in 2009 for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business.

(B)	Substantially all of the June 30, 2011 restricted cash balance represents cash placed in escrow to help fund the acquisition of Avis Europe.
(C)	See Table 5 for a description of Adjusted EBITDA.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Vehicle rental	$1,034	$961	$1,952	$1,827
Other	378	333	694	619

Net revenues	1,412	1,294	2,646	2,446

Expenses
Operating	725	639	1,383	1,251
Vehicle depreciation and lease charges, net	259	339	535	636
Selling, general and administrative	169	143	322	274
Vehicle interest, net	68	76	132	150
Non-vehicle related depreciation and amortization	21	23	44	46
Interest expense related to corporate debt, net
Interest expense	47	41	94	81
Early extinguishment of debt	—	—	—	40
Transaction-related costs	34	2	36	2
Restructuring charges	—	2	—	3

Total expenses	1,323	1,265	2,546	2,483

Income (loss) before income taxes	89	29	100	(37)
Provision for (benefit from) income taxes	37	3	41	(25)

Net income (loss)	$52	$26	$59	$(12)

Earnings (loss) per share
Basic	$0.49	$0.25	$0.56	$(0.12)
Diluted (A)	$0.42	$0.22	$0.49	$(0.12)

Weighted average shares outstanding
Basic	105.4	103.1	105.0	102.8
Diluted (A)	129.0	126.6	128.7	102.8

(A)	For the three months ended June 30, 2011 and 2010, and for the six months ended June 30, 2011, diluted earnings per share and diluted weighted average shares outstanding include the dilutive effect of common shares issuable upon conversion of the Company’s senior convertible debentures.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	19,973	18,461	8%	37,162	34,540	8%
Time and Mileage Revenue per Day	$39.25	$40.21	(2%)	$39.94	$40.96	(2%)
Average Rental Fleet	310,456	278,311	12%	286,753	263,615	9%

International Car Rental Segment

Rental Days (000’s)	3,226	3,039	6%	6,348	5,963	6%
Time and Mileage Revenue per Day (A)	$51.61	$45.78	13%	$51.10	$46.53	10%
Average Rental Fleet	52,613	49,226	7%	51,348	48,317	6%

Total Car Rental

Rental Days (000’s)	23,199	21,500	8%	43,510	40,503	7%
Time and Mileage Revenue per Day	$40.97	$41.00	0%	$41.56	$41.78	(1%)
Average Rental Fleet	363,069	327,537	11%	338,101	311,932	8%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,123	1,019	10%	2,033	1,799	13%
Time and Mileage Revenue per Day	$74.12	$78.08	(5%)	$70.50	$74.89	(6%)
Average Rental Fleet	25,958	26,572	(2%)	25,981	26,970	(4%)

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the change in time and mileage revenue per day, 13 percentage points and 10 percentage points are due to changes in foreign exchange rates in the three and six months ended June 30, 2011, respectively, with an immaterial change in both periods excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2011
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$39
Net cash provided by operating activities of vehicle programs	663

Net cash provided by operating activities	702

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(415)
Net cash used in investing activities of vehicle programs	(2,274)

Net cash used in investing activities	(2,689)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(34)
Net cash provided by financing activities of vehicle programs	1,750

Net cash provided by financing activities	1,716

Effect of changes in exchange rates on cash and cash equivalents	5

Net decrease in cash and cash equivalents	(266)
Cash and cash equivalents, beginning of period	911

Cash and cash equivalents, end of period	$645

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Six Months Ended June 30, 2011
Pretax income	$100
Add-back of non-vehicle related depreciation and amortization	44
Working capital and other	75
Capital expenditures	(17)
Tax payments, net of refunds	(26)
Vehicle programs and (gain) loss on vehicle sales (B)	(9)

Free Cash Flow	167

Acquisition-related restricted cash	(401)
Borrowings, net	(5)
Financing costs, foreign exchange effects and other	(27)

Net decrease in cash and cash equivalents (per above)	$(266)

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended June 30, 2011
Free Cash Flow (per above)	$167
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	2,274
Financing activities of vehicle programs	(1,750)
Capital expenditures	17
Proceeds received on asset sales	(6)

Net Cash Provided by Operating Activities (per above)	$702

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest and income taxes. As of June 30, 2011, management revised the manner in which it evaluates the operating results by excluding transaction-related costs from Adjusted EBITDA. The presentation of Adjusted EBITDA reflects this change for all periods presented. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain items

The accompanying press release presents income before income taxes for the three and six months ended June 30, 2011, excluding certain items. Table 1 presents income before income taxes, net income and earnings per share, excluding certain items. For the three months ended June 30, 2011, certain items consisted of $41 million ($27 million, net of tax) of expenses related to the announced acquisition of Avis Europe and the potential acquisition of Dollar Thrifty, including $17 million of losses on foreign-currency hedges related to the Avis Europe purchase price. For the three months ended June 30, 2011, $34 million ($23 million, net of tax) of these expenses are related to due diligence, financing and other expenses and $7 million ($4 million, net of tax) is related to interest expense.

For the six months ended June 30, 2011, certain items consisted of $50 million ($33 million, net of tax) of expenses related to the announced acquisition of Avis Europe and the potential acquisition of Dollar Thrifty, including $17 million of losses on foreign-currency hedges related to the Avis Europe purchase price. For the six months ended June 30, 2011, $36 million ($24 million, net of tax) of these expenses are related to due diligence, financing and other expenses and $14 million ($9 million, net of tax) is related to interest expense. Reconciliations of Adjusted EBITDA and net income, excluding certain items to net income are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2011.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA and income before income taxes, excluding certain items to net income:

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Adjusted EBITDA	$191	$274

Less: Non-vehicle related depreciation and amortization	21	44
Interest expense related to corporate debt, net (excluding interest expense related to the potential acquisition of Dollar Thrifty and/or Avis Europe)	40	80

Income before income taxes, excluding certain items	130	150

Less certain items:
Transaction-related expenses	34	36
Acquisition-related interest	7	14

Income before income taxes	89	100
Provision for income taxes	37	41

Net income	$52	$59

Reconciliation of net income excluding certain items to net income:

Net income, excluding certain items	$79	$92
Less certain items, net of tax:
Transaction-related expenses	23	24
Acquisition-related interest	4	9

Net income	$52	$59

Earnings per share, excluding certain items (diluted)	$0.63	$0.74

Earnings per share (diluted)	$0.42	$0.49

Shares used to calculate Earnings per share, excluding certain items (diluted)	129.0	128.7

The accompanying press release presents Adjusted EBITDA and income (loss) before income taxes for the three and six months ended June 30, 2010, excluding certain items. Table 1 presents income (loss) before income taxes, net income (loss) and earnings per share, excluding certain items. For the three months ended June 30, 2010, certain items consisted of (i) $2 million ($1 million, net of tax) for restructuring expenses, (ii) $2 million ($1 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty and (iii) $1 million ($1 million, net of tax) of expense related to a charge recorded in 2009 for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002.

For the six months ended June 30, 2010, certain items consisted of (i) $40 million ($24 million, net of tax) for the early extinguishment of corporate debt, (ii) $3 million ($2 million, net of tax) for restructuring expenses, (iii) $2 million ($1 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty and (iv) $1 million ($1 million, net of tax) of litigation expense. Reconciliations of Adjusted EBITDA and net income (loss), excluding certain items to net income (loss) are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses and the impairment of any investment as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2010.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA excluding certain items to net income (loss):

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
Adjusted EBITDA, excluding certain items	$98	$136

Less: Non-vehicle related depreciation and amortization	23	46
Interest expense related to corporate debt, net (excluding debt extinguishment costs)	41	81

Income before income taxes, excluding certain items	34	9

Less certain items:
Early extinguishment of debt	—	40
Restructuring charges	2	3
Transaction-related expenses	2	2
Litigation costs	1	1

Income (loss) before income taxes	29	(37)
Provision for (benefit from) income taxes	3	(25)

Net income (loss)	$26	$(12)

Reconciliation of net income, excluding certain items to net income (loss):

Net income, excluding certain items	$29	$16
Less certain items, net of tax:
Early extinguishment of debt	—	24
Restructuring charges	1	2
Transaction-related expenses	1	1
Litigation costs	1	1

Net income (loss)	$26	$(12)

Earnings per share, excluding certain items (diluted)	$0.25	$0.16

Earnings (loss) per share (diluted)	$0.22	$(0.12)

Shares used to calculate Earnings per share, excluding certain items (diluted)	126.6	126.3

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.